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                                                                    EXHIBIT 16.2


                              September 27, 1999

                    [LETTERHEAD OF PRICEWATERHOUSECOOPERS]

Securities and Exchange Commission
Washington, D.C.  20549


Ladies and Gentlemen:

We were previously the principal accountants for CacheFlow Inc. and, under the date of July 22, 1998, we reported on the financial statements of CacheFlow Inc. as of April 30, 1998 and for the year then ended. On August 27, 1999, our appointment as principal accountants was terminated. We have read the statements described herein under the caption "Change of Independent Accountants" and we agree with such statements, except that we are not in a position to agree or disagree with CacheFlow's statements that the decision to change auditors was approved by the Board of Directors of CacheFlow Inc. on August 27, 1999 or that prior to August 27, 1999, the Company had not consulted with Ernst & Young LLP on items that involved the Company's accounting principles or the form of the audit opinion to be issued on the Company's financial statements.



Very truly yours,


/s/ PRICEWATERHOUSECOOPERS LLP